Exhibit 99.1

	Contact:	Lori Gazzillo
February 12, 2010		Legacy Banks
Phone: 413-445-3417
Cell: 413-822-0581
Lori.Gazzillo@LegacyBanks.com
Dunlaevy Builds 40 Year Legacy
Community Bank Welcomes New President and CEO
(PITTSFIELD, MA) – J. Williar (Bill) Dunlaevy, Chairman, President and CEO of Legacy Bancorp, Inc. (NASDAQ: LEGC) and its bank subsidiary, Legacy Banks, today announced the culmination of a management succession process the Board embarked upon over two years ago. He will be transitioning from his position as CEO of Legacy Banks, while remaining as Chairman and CEO of Legacy Bancorp.
Dunlaevy also announced that Patrick J. Sullivan, currently Executive Vice President and Managing Director of Corporate Banking at Sovereign, will assume the role of President and CEO of Legacy Banks and President of Legacy Bancorp. Additionally, Sullivan will serve on the Boards of the Company and the Bank. These changes are expected to become effective within the next six to eight weeks. As the new president, Sullivan will be responsible for running day-to-day operations of the bank, while Dunlaevy will focus on overall company strategic goals, including identifying market growth opportunities.
Dunlaevy praised the management succession process put in place by the board in 2008, and its discipline and care in executing that plan under the leadership of Anne W. Pasko, a director and chair of the board’s Governance and Nominating Committee. He said the process yielded an extremely impressive candidate pool, which is testimony to Legacy’s strong balance sheet and growing franchise. Pasko added, “Pat Sullivan is a powerhouse performer of unquestioned integrity and is highly respected in the banking industry. He has a high energy level with a proven track record of business growth and expansion. I have no doubt that Pat will be a community leader and great asset to the Berkshires and beyond.”
Sullivan brings over thirty years of experience growing, building and strengthening businesses. His work in community banks throughout his career demonstrates that he understands the cultural aspects and success factors of high performing community banks.
Sullivan has held a variety of executive and management positions. He joined Sovereign in 2000, most recently having served as Managing Director of Corporate Banking, with responsibility for middle market and specialty lending, cash management, international trade banking and government banking. Previously, he held the position of CEO – New England, with responsibility for all commercial and specialty lending efforts as well as community banking activities within the region, consisting of 255 branches and $14 billion in deposits. Prior to joining Sovereign, Sullivan was President and Chief Executive Officer of Howard Bank in Burlington, Vermont. Additionally, he served as COO of a mid-sized family distribution business, and he was the Executive Vice President at First NH Bank, a Bank of Ireland subsidiary.

In making today’s announcement, Dunlaevy commented, “Pat will be just the seventh CEO in the history of the Bank and I could not be more confident that we are putting Legacy in very capable and talented hands. Pat Sullivan is the perfect fit for this job and the right fit for our community.”
“At this point in my career, I am looking forward to returning to my community banking roots and working to grow an institution built around talented people. Legacy fits that bill perfectly. I am passionate about the customer experience and building client relationships by providing creative financial solutions to help customers achieve their goals. I am enthusiastic about getting involved in the communities that we serve and hope to make a difference in social, civic and charitable causes,” said Sullivan. “Finally, I look forward to working with a leader as strong as Bill.”
Reflecting on his own career, Dunlaevy noted, “It has been a privilege to represent Legacy to our customers, investors, and the communities we serve. One of my proudest personal achievements is my career itself, which has provided me the opportunity to live and work here in the Berkshires. I was fortunate to have a dynamic business career with a great company and great people, enjoy an incredible quality of life and be involved in the community in so many ways, on so many levels. Now I look forward to beginning the transition of some of those responsibilities to a new leader.”
Dunlaevy joined Legacy more than 40 years ago, working his way up through the ranks from his position as Accounting Officer when the company was known as City Savings Bank. In 1996 he became President and CEO and championed a growth strategy that guided the bank through two acquisitions and brought the company public in October 2005. “Our successful conversion from mutual to stock ownership, which raised $92 million in capital, was probably the single most important accomplishment of my career. This contributed to the company’s great financial strength and positioned it well for growth and expansion,” said Dunlaevy. “It also enabled us to create The Legacy Banks Foundation, which continues to make substantial financial contributions to the communities we serve.”
Sullivan, age 54, has a B.S. and M.B.A from Bryant University and attended the Executive Management Program at Dartmouth College, Amos Tuck School. He has already made plans to purchase a home with his wife Debra in the Berkshires. He has three grown children, Cara, Rory and Ashley.
Dunlaevy, age 64, has a B.A. from Bowdoin College, M.B.A from the University of Massachusetts, and is also a graduate of Brown University’s Graduate School of Banking and the College for Financial Planning. He and his wife Susan live in Lenox, MA.
This release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Legacy Banks’ interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Legacy Bancorp’s operations.
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About Legacy Banks
Legacy Banks is headquartered in Pittsfield, Massachusetts. It is almost $1 billion in assets, employs 185 people, and has nineteen offices throughout Western Massachusetts and Eastern New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services. For more information visit www.legacybanks.com.